EXHIBIT 4.13

City Gao Xin District Dormitory Facilities Lease Contract

Party A (Lessor)	: He Yuan City Advanced Technological Development District Co. Ltd.
Corporate Body Rep	: Lan An Position : General Manager
Address	: He Yuan City, Advanced Technological Development Office
Telephone	: 0762-3211893

Party B (Tenant)	: Hi-Lite Camera Co Ltd
Corporate Body Rep	: Mr. Roland Kohl Position : Director
Address	: He Yuan City, Advanced Technological Development District, No. 4 Road

According to <The Contract Law of PRC> and other interrelated laws, rules, both parties must sign this contract based on equality, free will and compromise.

Clause 1 : Basic Condition of Building

Party A’s building (hereunder called “The Building”) lies in HeYuan City Advanced Technological Development District, No. 4 Road, No. 7 Building, Block D (28 rooms); Gross area is 1,030.22 sq.m.

Clause 2 : Use of Building

The Building is used as Dormitory by Party B. Except agreed by Party A, Party B cannot change the use of the Building, or transfer, or lend to others.

Clause 3 : Period of Lease

The period of lease is from 1st July 2005 to 31st June 2008, totally three years.

When the Contract expires, Party B has to submit in writing on the renewal of contract two months in advance. Under the same conditions, Party B has the preferential right to rent it.

Clause 4 : Rental Fee

The monthly rental fee is calculated according to the gross area at Rmb 7 per sq.m. The monthly rental is Rmb 7,211.54.

Party A cannot raise up the rental standard within 3 years. When the Contract expires and Party B requests to renew, Party A may increase the rental standard. The renewal period is subject to further agreement.

Clause 5 : Management Fee Within the Area

The management fee is calculated based on the rental area of the dormitory at Rmb 0.5 per sq.m. per month. The monthly management fee is Rmb 515.11. Both the management fee and rental fee should be given to Party A. The use of management fee includes : the garbage cleaning within the industrial area, the cleaning service for the public area, the green environmental maintenance fee and the maintenance of public facilities.

Clause 6 : Payment Term

6.1 When the Contract is in effective, Party B has to pay three month’s rental fee, totally Rmb 23,179.95 as deposit. Party B is required to pay the monthly rental fee and monthly management fee at Rmb 7,726.65.

6.2 Party B is required to pay the monthly rental fee before the 10th of each month. After 5 days on overdue of payment, interest will be levied at Rmb 30 per day.

Clause 7 : Responsibilities of Both Parties

1.   Party A :

1.1	Party A is responsible for the installation of electricity and water supply.

1.2	For any problem encounter during the rental period, when Party B needs assistance from Party A, Party A should fully cooperate and try the greatest effort to solve problems.

1.3
Upon the expiry of the Contract, Party A should give Party B a preferential lease right on renewal. If Party B does not intend to renew, both parties should sign an agreement on the cancellation of the Contract, Party B should return the ‘Building’, then Party A will stop calculating the rental fee, and refund all deposits to Party B within 10 days.

2. Party B :

1.1
In the process of living, Party B must obey the national law, rules, and the related government rules within the district area. With any offences, Party B has to be responsible for all consequences. Party A will not bear any legal responsibilities.

1.2
Party B is required to pay the electricity and water expenses according to actual readings from meter. Party B should pay all electricity and water expenses either directly to all related departments or through the management department of Party A.

1.3
Party B is required to follow the existing state to use the Building. For any alterations or increase on the occupation of area, Party B has to get approval from Party A. Meanwhile, Party B should maintain the existing condition of the premises unchanged and return as an original state to Party A at the expiration date of the Contract. If any additional or extension of construction works, Party B has to return to Party A without of any compensation. When Party B needs to alter or demolish any parts, it must follow the related safety standard and regulations set by Government rules.

Clause 8 : Early Termination of Contract

1. Under any following of the conditions, Party B may exercise a right to terminate the Contract early before the expiration date, without compensation on any economic loss caused to Party A, but is required to inform Party A three months in advance.

(1)	Party B finishes the factory building on the self-purchased land at this District No. 7 Road and at the time of moving out.
(2)	Party B requires to rent other parts in this District for the expansion on production.
(3)	Stoppage of operation caused by The Customs and Inspection Departments etc.
(4)	Any force majeure caused Party B cannot continue production.

2. When Party B has any following of the conditions, Party A may exercise a right to terminate the Contract early before the expiration date. Party B is required to compensate any economic loss caused to Party A.

(1)	Unable to pay the rental fee of building for 3 months;
(2)	Perform any illegal activities within the building area;
(3)	Damage the leased building purposely;

Clause 9 : Other Conditions

9.1   If any condition is not completely covered in this Contract, any supplementary contract signed under mutual agreement will be considered as equal legal binding.
9.2   There are 6 copies of this Contract. Party A and Party B will individually keep 3 sets and all have equal legal binding. This Contract will be effective after signature.

Party A (with stamp) :	Party B (with stamp) :

Authorized Representative (signature) :	Authorized Representative (signature) :

23rd May 2005	23rd April 2005